EXHIBIT 4.2

CERTIFICATE OF AMENDMENT OF THE
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ARENA PHARMACEUTICALS, INC.

ARENA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:        The name of the Corporation is Arena Pharmaceuticals, Inc.

SECOND:  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1997 under the original name Arena Pharmaceuticals, Inc. The Certificate of Incorporation was subsequently amended and restated on June 26, 1997, November 26, 1997, January 29, 1999, August 1, 2000 and June 11, 2002.

THIRD:      At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted providing that the second and third sentences of Paragraph A of Article IV of the Fifth Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in their entirety as follows:

“The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares, One Hundred Forty Two Million Five Hundred Thousand (142,500,000) shares of which shall be Common Stock (the “Common Stock”) and Seven Million Five Hundred Thousand (7,500,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $.0001 per share and the Common Stock shall have a par value of $.0001 per share.”

FOURTH:  Thereafter, this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was duly adopted at the 2006 annual meeting of the stockholders, which was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, by the holders of at least a majority of the Corporation’s outstanding stock in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Arena Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its Senior Vice President, General Counsel and Secretary this 14th day of June, 2006.

Arena Pharmaceuticals, Inc.

By:	/s/ Steven W. Spector
Steven W. Spector, Senior Vice President,
General Counsel and Secretary